EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the first day of June, 1999 between Ronell Rivera (hereinafter referred to as "Employee") and SED International, Inc., a Georgia Corporation
(hereinafter referred to as the "Company").

                             W I T N E S S E T H :

      WHEREAS, the Company desires to enter into this Agreement regarding Employee's employment by the Company, and Employee desires to accept the terms of said employment;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

      1. EMPLOYMENT OF EMPLOYEE. This Agreement is effective for a period of one (1) year commencing on June 1, 1999, unless this Agreement is sooner terminated pursuant to the provisions hereof. Employee agrees to such employment on the terms and conditions herein set forth and agrees to devote his best efforts to his duties under this Agreement and to perform such duties diligently and efficiently and in accordance with the written policies of the Company.

      During the term of this Agreement, Employee shall be employed as President, SED Magna, and Senior V.P. Latin America Division, reporting to the President, SED International. In Employee's capacity as President, SED Magna, Employee shall be responsible for all operations of SED Magna, oversight management of the Company's Latin America Division consisting of Argentina, Columbia, Miami and Puerto Rico and such other and further duties as may from time to time become necessary for management of the Company and the Latin American Division, as determined by either the Chief Executive Officer or President of SED International.

      Employee shall devote substantially all of Employee's business time, attention and energies to the business of the Company, shall act at all times in the best interests of the Company, and shall not during the term of this Agreement be engaged in any other significant business activity, whether or not such business is pursued for gain, profit or other pecuniary advantage, except as contemplated by this Agreement.

      2.    COMPENSATION AND BENEFITS.

            (a) Employee's annual base salary during the term of this Agreement shall be $160,000.

            (b) Employee's base salary shall be paid by the Company pursuant to its customary payroll practices.

            (c) Furthermore, the employee will receive a Brazilian Premium as additional compensation as a result of accepting the position to relocate himself and his family to Sao Paulo, Brazil. The Brazilian Premium will be payable only as long as the employee is stationed in Sao Paulo, Brazil and will be pro-rated over the year if the employee vacates the Sao Paulo position before one year from June 1, 1999. The Brazilian Premium consists of the following:

            [bullet] Additional compensation equal to U.S. $60,000 per year payable in Reals.

            [bullet] Exclusive use of a four-bedroom apartment in the Paraiso district of Sao Paulo with the rent, utilities and maintenance costs paid by SED Magna after final approval by the President of the Company of the original lease.

            [bullet] Furniture at a cost limited to $20,000 for an unfurnished apartment in Sao Paulo.

            [bullet] Four-family round-trip airline tickets (equal to 16 tickets) between Sao Paulo and Miami for one year beginning on June 1, 1999 on a coach level basis.

                         Arrangements for these trips, with reasonable notice, must be made through the Company.

            [bullet]     $1 million term life insurance for the
                         benefit of employee's family paid for by the Company for the duration of this assignment.

            [bullet]     An incentive of U.S. $60,000 if the
                         performance of SED Magna equals or exceeds
                         U.S. $1 million in net income fully taxed
                         U.S. GAAP basis for the twelve months
                         beginning June 1, 1999.

            (d) The Company or SED Magna will pay off the lease balance on the Employee's Expedition not to exceed $5,790.84. SED Magna will lease or buy, during the term of the Employee's assignment at SED Magna, one four-door, mid-size vehicle for his use in Brazil.

            (e) The Company shall provide Employee such medical coverage and other benefits as mandated by Brazilian law for employees of SED Magna, subject to Employee meeting any eligibility or other requirements of such coverages or benefits. Employee and immediate family members will have medical and dental coverage equal to coverage as if the Employee was an U.S. Employee of the Company, paid for by SED Magna.

            (f) Employee shall be entitled to three (3) weeks of paid vacation per year.

            (g) Employee and family will be covered under the Company's kidnap insurance policy.

      3. PERSONNEL POLICIES. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position and shall represent the Company in all respects as complies with good business and ethical practices.

      4. BUSINESS EXPENSES. Employee shall be reimbursed by the Company for ordinary, necessary and reasonable business expenses consistent with the Company's policies concerning reimbursement of such expenses; provided that, Employee shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

      5. LOCATION OF EMPLOYMENT. From June 1, 1999 to May 31, 2000 the position and place of employment is in Sao Paulo, Brazil at SED Magna Distribuidora LDTA.

      6.    TERMINATION.

            (a) This Agreement may be terminated for good cause by the Company upon written notice to Employee. As used herein, "good cause" means: (i) any act of fraud or malfeasance; (ii) any act of theft or embezzlement; (iii) the breach of any material provision of this Agreement by Employee (provided that such breach is not cured by Employee within 30 days of receiving written notice of such breach from the Company); (iv) failure to comply with the written directions of the President of SED International provided that those directions would not require the Employee to break any law in the U.S. or Brazil; (v) engaging in any unlawful harassment or discrimination;
(vi) the conviction of Employee of any crime involving moral turpitude (whether felony or misdemeanor) or involving any felony; (vii) any act of moral turpitude by Employee that materially adversely affects the Company or its business reputation; (viii) violation of state or federal securities laws; (ix) violation of the laws, rules and regulations of any stock exchange, over-the-counter trading system, including the Nasdaq Stock Market, Inc., or the National Association of Securities Dealers, Inc.

            (b) This Agreement also shall terminate immediately upon the death of Employee, or immediately upon written notice to Employee if Employee shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition, with or without physical accommodation, for a continuous period of 180 consecutive days, as certified by a physician or physicians selected by the Board of Directors of the Company.

            (c) In the event of termination under subsections (a) or
(b) of this Section 6, the salary and other benefits provided herein shall be paid to Employee up to the effective date of termination of this Agreement, and not thereafter, subject to any benefit continuation requirements under applicable laws or regulations.

            (d) The Company may terminate this Employment Agreement at any time without "good cause" upon written notice to Employee. In the event of such termination, Company shall pay to Employee the (i) greater of (a) Employee's base salary, less applicable withholdings, for the remaining period of the Agreement or (b) three (3) months of base salary, less applicable withholdings and for the remaining period of the Agreement, the Brazilian premium pro rated for period of time employed at SED Magna, and vesting of options and grants. All such payments owing under this Section shall be payable concurrently at the time of termination. Other than the payments of the base salary, benefits amounts and Brazilian premium as specified herein, no further payments of any kind shall be made to Employee.

      7. PRODUCTS, NOTES, RECORDS AND SOFTWARE. All memoranda, notes, records and other documents and computer software created, developed, compiled or used by Employee or made available to Employee during the term of this Agreement concerning or relative to the business of the Company, including without limitation, all customer data, marketing and sales information, billing information, service data and other technical material of the Company, is the Company's property. Employee agrees to deliver all such materials to the Company within three (3) business days after the termination of this Agreement.

      8. NONDISCLOSURE. Employee acknowledges and agrees that during the term of this Agreement, he will have access to and become familiar with information that the parties acknowledge to be confidential, valuable and uniquely proprietary information regarding the Company, its customers and employees. Employee further acknowledges that the disclosure or unauthorized use of Trade
Secrets or confidential information by Employee would harm the Company's business. Employee therefore promises and agrees that, during the term of Employee's employment and for two (2) years thereafter, Employee shall not use or disclose, directly or indirectly, for any purpose any such confidential or proprietary information which includes, without limitation, technical materials of the Company, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records and pricing and financial information relating to the business, accounts, vendors, suppliers, customers, prospective customers, employees and affairs of the Company. Employee further agrees that Employee will not, at any time during or after the term of Employee's employment with the Company, use, reveal or divulge any Trade Secrets as defined under applicable state law.

      9. RESTRICTIVE COVENANTS. Employee acknowledges and agrees that, because of his employment he has access to confidential or proprietary information concerning vendors, suppliers and customers of the Company and has established relationships with such vendors, suppliers and customers. In exchange for valuable consideration to be given by the Company to Employee, as provided herein, Employee agrees to the following provisions:

            (a) Employee agrees that during the term of his employment and for a period of one (1) year thereafter, if the Employee leaves voluntarily or Employee is terminated for "good cause," Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind, solicit or contact, for the purpose of providing products or services the same as or substantially similar to those provided by the Company, any person or entity that, during the term of Employee's employment with the Company, was a customer of the Company with whom Employee had contact during the last twelve (12) months of his employment, or was a prospective customer of the Company with whom Employee had contact during the last twelve (12) months of his employment;

            (b) Employee agrees that during the term of his employment and for a period of one (1) year thereafter, if the Employee leaves voluntarily or Employee is terminated for "good cause," Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind, hire or solicit, or attempt to hire or solicit, for employment any person who was employed by the Company up to 90 days prior to the date of termination of this Agreement, or persuade or attempt to persuade any such person to terminate or modify his or her employment relationship, whether or not pursuant to a written agreement, with the Company; and

            (c) Employee agrees that during the term of his employment, he shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind (i) provide operational or management services to the following competitors of the Company: Ingram Micro, Inc., Tech Data Corp., CHS Electronics, Inc., Microage, Inc., ASI

Corp. or Supercom, Inc., or any of their respective affiliates, which purchase, market and sell computer products, cellular telephones and related products; or (ii) otherwise obtain any interest in (except as a stockholder holding less than two percent (2%) interest in a corporation which is traded on a national exchange or over-the-counter), or perform services for, or otherwise participate in the ownership, management, or control of, the companies listed above.

            Employee acknowledges that the time restrictions and scope included in this Section 9 are as narrow as possible and cannot be reduced and still adequately protect the Company's business interests. Employee acknowledges that the scope of this Section 9 is reasonable and necessary to protect the Company's legitimate business interests.

      10. REMEDY FOR BREACH. Employee agrees that the damage to the Company resulting from any actual or threatened breach by Employee of the covenants contained in Sections 7, 8 and 9 of this Agreement would be immediate, irreparable and difficult to measure, and that money damages would not be an adequate remedy. Therefore, Employee agrees that the Company shall be entitled to specific performance of the covenants in such sections or injunctive relief, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, or both, in addition to any damages which the Company may be legally entitled to recover.

      11. SURVIVAL. The provisions of Sections 7, 8, 9 and 10 shall survive termination of this Agreement.

      12. INVALIDITY OF ANY PROVISION. It is the intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

      13. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

      14. WAIVER OF BREACH. The waiver by the Company of a breach by Employee of any provision of this Agreement may only be made in writing and shall not operate or be construed as a waiver of any subsequent breach by Employee.

      15. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of the Company, its subsidiaries and affiliates, and their respective successors and assigns.

      16. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all prior agreements regarding Employee's employment by the Company, including, but not limited to, oral discussions, letter agreements, or any other document concerning the possibility of employment with the Company. This Agreement may only be changed by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension or discharge is sought. It cannot be changed orally.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above shown.

                                 EMPLOYEE:

                                 _____________________________(SEAL)

                                 COMPANY:

                                 SED INTERNATIONAL, INC.


                                 By:_______________________________

                                 Title:____________________________


                                          (CORPORATE SEAL)